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                                                                      Exhibit 99


  VALUE CITY DEPARTMENT STORES, INC. TO ACQUIRE ST. LOUIS BASED GRANDPA'S CHAIN

COLUMBUS, Ohio, Nov. 8 -- Value City Department Stores, Inc. (NYSE) and Gramex Corporation announced today that Value City has signed a definitive purchase agreement with Gramex to acquire the stock of Gramex Retail Stores, Inc. which owns and operates a chain of 15 discount stores under the name "Grandpa's" in the greater St. Louis metropolitan area.

A liquidation sale will begin in mid-November after which the stores will be closed for a short time for remodeling and conversion to the Value City off-price format. All stores will be opened under the Value City Department Store name with the exception of the Chippewa store which will be converted to a Value City Furniture Store.

Value City, based in Columbus, Ohio, currently operates 105 department stores in the Midwest, East and South and 48 DSW Shoe Warehouse stores throughout the U.S.

Mike Tanner, Value City's President, said "We are very excited about this acquisition. We have been looking to expand in the St. Louis market ever since we opened our Webster Groves store in April of 1995. This acquisition compliments our growth strategy of filling in understored metropolitan markets. This will give us 15 stores in the St. Louis market which will enable us to leverage our advertising, operational and merchandise distribution expenses. We plan to offer the Grandpa's sales associates continued employment and will interview other executives for possible placement with Value City."

Tom Holley, Chairman of Gramex, a privately held family business said, "Major industry players like Value City have found success nationally by identifying and acquiring strong regional businesses. Our solid customer base, core of dedicated employees and valuable store locations make this a great acquisition." He added, "We have been approached by others about the purchase of the Grandpa's chain but felt the Value City deal offered the best opportunity for our employees, family and the long-term viability of the business."

With the sale of Grandpa's, Gramex will shift its focus to managing its real estate holdings. Holley will continue to serve as Chairman of Gramex. The sale of Grandpa's marks the end of a three-generation chapter in the Holley family business. Holley's grandfather, Tom Pidgeon, opened the original Grandpa's store in Bridgeton in 1953. His father, Jack Holley, expanded the chain.

The decision, Holley said, reflected the complete support of the family and the company's board. "It's always bittersweet to see the cycle of a long-standing family business complete itself," Holley said. "For our family, this sale makes both emotional and financial sense."

The Gramex Corporation headquarters is located at 11966 St. Charles Rock Road in Bridgeton, Missouri.